UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Long, Robert R.
   25 Park Place, N.E.
   Atlanta, GA  30303
   USA
2. Issuer Name and Ticker or Trading Symbol
   SunTrust Banks, Inc.
   STI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   58-1575035
4. Statement for Month/Year
   August 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President & CEO, SunTrust Banks of Georgia, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               | 8/19/|S   | |1,000 shares      |D  |61.78      |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/19/9|S   | |1,000 shares      |D  |62.62      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/21/9|S   | |1,000 shares      |D  |62.34      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/21/9|S   | |1,000 shares      |D  |62.56      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/25/9|G   |V|630 shares        |D  |           |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/25/9|M   |V|5,000 shares      |A  |10.56      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |8/25/9|F   |V|854 shares        |D  |61.81      |45,044 shares      |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |2,700 shares       |I     |Spouse                     |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |39,819 shares      |I     |401(k)                     |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |121,000 shares     |I     |(1)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Phantom Stock Units (2|1 for 1 |(2)  |    | |           |   |(2)  |(2)  |Common Stock|749    |(2)    |749         |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (3)            |10.56   |8/25/|M   |V|5,000      |D  |11/8/|11/8/|Common Stock|4,400  |10.56  |4,400       |D  |            |
                      |        |97   |    | |           |   |88   |98   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (3)            |        |     |    | |           |   |11/14|11/14|Common Stock|8,800  |11.19  |8,800       |D  |            |
                      |        |     |    | |           |   |/89  |/99  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (3) (4)        |        |     |    | |           |   |8/8/9|8/7/2|Common Stock|33,000 |30.25  |33,000      |D  |            |
                      |        |     |    | |           |   |5    |005  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Restricted stock held under 1986 SunTrust Executive Stock Plan and 1995 SunTrust Executive Stock Plan.
Subject to certain performance and/or vesting conditions. Restricted stock agreements contain tax withholding features allowing stock to be withheld to satisfy tax withholding obligations. Both plans are exempt under Rule
16(b)-3.
(2) The reported phantom stock units were acquired at various times and prices under SunTrust Banks, Inc.'s
401(k) excess benefit plan and reflects the balance as of December 31,
1996.
(3) Granted pursuant to SunTrust Executive Stock
Plan.
(4) The option becomes exercisable in 10% increments over 10 years or in the event of death, disability or change in control.
SIGNATURE OF REPORTING PERSON
/s/ Robert R. Long by Raymond Fortin, Power of Attorney
DATE
August 27, 1997